Exhibit 99.1

Parallel Petroleum Announces Second Quarter 2009 Financial and Operational Results and Conference Call and Webcast

MIDLAND, Texas--(BUSINESS WIRE)--August 4, 2009--Parallel Petroleum Corporation (NASDAQ: PLLL) today announced its financial and operational results for the three and six months ended June 30, 2009, compared to the results for the same periods in 2008. The Company’s financial and field operations conference call and webcast will be held Wednesday, August 5, 2009 at 10:00 a.m. Eastern time (9:00 a.m. Central time). Details for the conference call and webcast are disclosed in this press release.

Second Quarter Financial Results

For the three months ended June 30, 2009, Parallel reported a net loss of $9.6 million, or a loss of $0.23 per diluted share. Included in the net loss was a $13.3 million pre-tax loss on derivatives. The Company received net cash payments of $5.5 million on settlements of derivative contracts during the period. For the three months ended June 30, 2008, Parallel reported a net loss of $29.2 million, or a loss of $0.70 per diluted share. Included in the net loss for the three months ended June 30, 2008 was a $71.6 million pre-tax loss on derivatives. The Company paid net cash settlements of $14.6 million on derivative contracts during the period. Parallel had no derivatives classified as hedges during the second quarters of 2009 or 2008.

For the second quarter of 2009, Parallel’s oil and natural gas sales were 248 MBbls of oil and 2,196 MMcf of natural gas, or 614 MBOE. During this period, the average prices the Company received for its oil and natural gas were $55.57 per barrel and $2.78 per Mcf, or $32.37 per BOE. For the same period of 2008, oil sales were 237 MBbls at an average price of $119.42 per barrel and natural gas sales were 2,790 MMcf at an average price of $9.95 per Mcf, or 702 MBOE at an average price of $79.86 per BOE.

When comparing the second quarter ended June 30, 2009 to the second quarter ended June 30, 2008, oil and gas operating revenues decreased from $56.1 million to $19.9 million, total costs and expenses decreased from $24.0 million to $15.0 million, and operating income decreased from $32.1 million to $4.9 million. Total operating costs and expenses decreased primarily due to decreases in lease operating expense, production taxes, and depreciation, depletion and amortization costs. Interest expense increased from $5.4 million to $6.4 million due to increased borrowings in the latter part of 2008.

Six Months Financial Results

For the six months ended June 30, 2009, Parallel reported a net loss of $30.0 million, or a loss of $0.72 per diluted share. Included in the net loss was a $30.4 million pre-tax, non-cash impairment to the Company’s oil and natural gas properties. Also included in the net loss was a $7.5 million pre-tax loss on derivatives. The Company received net cash payments of $13.1 million on settlements of derivative contracts during the period. For the six months ended June 30, 2008, Parallel reported a net loss of $31.9 million, or a loss of $0.77 per diluted share. Included in the net loss for the six months ended June 30, 2008 was a $93.5 million pre-tax loss on derivatives. The Company paid net cash settlements of $22.8 million on derivative contracts during the period. Parallel had no derivatives classified as hedges during the six months ended June 30, 2009 or 2008.

For the six months ended June 30, 2009, Parallel’s oil and natural gas sales were 500 MBbls of oil and 4,725 MMcf of natural gas, or 1,288 MBOE. During this period, the average prices the Company received for its oil and natural gas were $45.79 per barrel and $3.21 per Mcf, or $29.58 per BOE. For the same period of 2008, oil sales were 484 MBbls at an average price of $106.32 per barrel and natural gas sales were 5,452 MMcf at an average price of $8.90 per Mcf, or 1,393 MBOE at an average price of $71.80 per BOE.

When comparing the six months ended June 30, 2009 to the six months ended June 30, 2008, oil and gas operating revenues decreased from $100.0 million to $38.1 million, total costs and expenses increased from $45.2 million to $64.3 million, and operating income decreased from $54.8 million to an operating loss of $26.2 million. Total operating costs and expenses increased primarily due to the impairment charge and an increase in general and administrative expense offset by decreases in depreciation, depletion and amortization costs, production taxes and lease operating expense. Interest expense increased from $10.9 million to $12.7 million due to increased borrowings in the latter part of 2008.

When comparing the six months ended June 30, 2009 to the six months ended June 30, 2008, net cash provided by operating activities decreased from $69.9 million to net cash used in operating activities in the amount of $0.5 million, net cash used in investing activities decreased from $146.9 million to $8.7 million, and net cash provided by financing activities decreased from $78.1 million to $1.6 million.

Balance Sheet Review

At June 30, 2009, current assets were $55.0 million, which included $33.8 million of cash, cash equivalents and short-term investments and $8.8 million of current derivatives assets. Current liabilities were $29.9 million, including current derivative and put premium obligations of $5.8 million. Long-term liabilities were $389.5 million, including $371.2 million of debt and $8.1 million of derivative and put premium obligations. The borrowing base under the Company’s revolving credit facility was $230.0 million as of June 30, 2009, and outstanding borrowings under the revolving credit facility at that same date were $225.0 million. In addition, the Company had outstanding $150.0 million aggregate principal amount of 10¼% senior notes. As of June 30, 2009, the Company’s net capitalized costs associated with its oil and gas properties and other equipment were $358.8 million. Stockholders’ equity was $78.1 million.

Non-GAAP Financial Measures

Operating cash flow, defined as net cash used in or provided by operating activities adjusted for changes in assets and liabilities and settlements on derivative instruments, was $10.5 million for the second quarter of 2009, down from second quarter 2008 comparable operating cash flow of $23.5 million. Operating cash flow was $19.1 million for the six months ended June 30, 2009, down from six-month 2008 comparable operating cash flow of $42.3 million.

Adjusted EBITDA for the second quarter of 2009 was $16.9 million, down from second quarter 2008 comparable adjusted EBITDA of $28.8 million. Adjusted EBITDA for the six months ended June 30, 2009 was $31.8 million, down from six-month 2008 comparable adjusted EBITDA of $53.1 million. EBITDA is defined as net income or loss adjusted for income tax benefit, interest expense, and depreciation, depletion and amortization expense. Adjusted EBITDA is defined as EBITDA adjusted for gains and losses on derivatives not classified as hedges, equity gains and losses on pipelines and gathering system ventures, impairment of oil and natural gas properties, other non-cash items, and settlements on derivative instruments.

NOTE: Operating cash flow, EBITDA and adjusted EBITDA are non-GAAP financial measures. Please see the end of this press release, or go to the Company’s web site at www.plll.com, for further explanation and reconciliation of these non-GAAP financial measures.

Management Comments

Larry C. Oldham, Parallel’s President, commented, “As we’ve previously stated, our 2009 priorities are to maximize liquidity and financial flexibility, generate cash flow in excess of our $29.1 million CAPEX budget, and focus on our operated properties. We will continue to monitor commodity markets, service costs, and economic conditions and may further adjust our $29.1 million 2009 CAPEX budget based upon product prices, service costs and workover project inventory, among other factors.”

Conference Call and Webcast Information

Parallel’s management will host a conference call to discuss financial and operational results on Wednesday, August 5, 2009, at 10:00 a.m. Eastern time (9:00 a.m. Central time). To participate in the call, dial 888-679-8035 or 617-213-4848, Participant Passcode 13994340, at least ten minutes before the scheduled start time. The conference call will also be webcast with slides, and can be accessed live at Parallel’s web site, www.plll.com. A replay of the conference call will be available at the Company’s web site or by calling 888-286-8010 or 617-801-6888, Passcode 53218718. Participants may pre-register for the call at Parallel’s web site on the Event Details page for the webcast or at https://www.theconferencingservice.com/prereg/key.process?key=PJL7BD87W.

Proved Reserves as of June 30, 2009

The Company’s total proved reserves as of June 30, 2009 remained the same at approximately 33.2 MMBOE, as compared to December 31, 2008 total proved reserves. The 33.2 MMBOE is net of reserves additions of 0.12 MMBOE less production run-off of approximately 1.29 MMBOE, and a net upward reserves revision of 1.16 MMBOE. This net upward reserves revision is the combination of an upward revision of oil reserves and a downward revision of gas reserves. Oil reserves were revised upward by approximately 3.24 MMBOE primarily associated with the Company’s long-life oil properties due to an increase in NYMEX oil prices from $44.60 to $69.89 per barrel of oil when comparing December 31, 2008 to June 30, 2009. Gas reserves were revised downward by approximately 2.08 MMBOE primarily associated with the Company’s resource gas projects due to a decrease in NYMEX gas prices from $5.62 to $3.71 per Mcf of gas when comparing December 31, 2008 to June 30, 2009.

Parallel’s Standardized Measure of Discounted Future Net Cash Flows as of June 30, 2009 increased 37% to approximately $422 million, compared to approximately $308 million at year-end 2008, primarily due to higher oil prices. The total proved reserves as of June 30, 2009 were 60% PDP, 4% PDNP, and 36% PUD. The 2009 mid-year proved reserves by volume were 72% oil and 28% natural gas.

The following table represents Parallel’s total proved reserves by category and the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2008 and June 30, 2009.

PARALLEL PETROLEUM CORPORATION
PROVED RESERVES AS OF DECEMBER 31, 2008 AND JUNE 30, 2009
	December 31, 2008 (1)		June 30, 2009 (1)		Increase (Decrease)	Percent Increase (Decrease)
Total Proved Reserves:
Oil (MMBbls)	21.2		24.0		2.8	13%
Gas (Bcfg)	71.8	(2)	55.3		(16.5)	(23)%
MMBOE	33.2		33.2		-	0%
SEC Reserve Categories:
PDP (MMBOE) (3)	20.1		19.9		(0.2)	(1)%
PDNP (MMBOE) (4)	1.3		1.3		-	0%
PUD (MMBOE) (5)	11.8	(2)	12.0	(6)	0.2	2%
Total Proved Reserves (MMBOE)	33.2		33.2		(0.0)	0%
Standardized Measure of
Discounted Future Net Cash Flows ($MM) (7)	$308		$422		$114	37%
NYMEX prices:
Per Bbl of oil	$44.60		$69.89		$25.29	57%
Per Mcf of natural gas	$5.62		$3.71		$(1.91)	(34)%
Realized prices:
Per Bbl of oil	$40.00		$65.39		$25.39	63%
Per Mcf of natural gas	$5.18		$3.00		$(2.18)	(42)%

(1) Based on independent reserve studies prepared by Cawley, Gillespie & Associates, Inc.
(2) The Company's Barnett Shale farmout agreement with Chesapeake Energy Corporation had minimal effect on Parallel's proved reserves as of December 31, 2008.
(3) PDP is proved developed producing reserves.
(4) PDNP is proved developed non-producing reserves.
(5) PUD is proved undeveloped reserves.

(6) The development of these PUD reserves will require, over the next three years, approximately $88.7 MM of capital investment, which has already been deducted from the reserves Standardized Measure of Discounted Future Net Cash Flows.

(7) The Standardized Measure of Discounted Future Net Cash Flows has been calculated utilizing the estimated future income tax rates as of December 31, 2008.

Net Daily Production - Second Quarter 2009 Average

The Company’s net daily production for the second quarter ended June 30, 2009 averaged 6,744 equivalent barrels of oil per day (BOEPD), a decrease of 13% when compared to an average of 7,716 BOEPD during the second quarter ended June 30, 2008, and a decrease of 10% when compared to an average of 7,490 BOEPD during the first quarter ended March 31, 2009.

When comparing the second quarter of 2009 to the first quarter of 2009, production from the Company’s New Mexico Wolfcamp gas project decreased 22%, from 2,169 to 1,692 BOEPD, due to pipeline company constraints associated with compressor downtime, normal production decline, and the deferral of drilling and completion activity. The Barnett Shale gas project decreased 11%, from 1,945 to 1,724 BOEPD, due to the timing of well completions, normal production decline and the continued shut-in of 5 gross (1.76 net) producing wells because of a water disposal issue. The South Texas gas properties decreased 4%, from 273 to 262 BOEPD, primarily due to normal decline, and the Permian Basin oil projects decreased 1%, from 3,103 to 3,066 BOEPD, due to normal production decline.

The following table represents a comparison of Parallel’s average net daily production (BOE per day) by area/property for the second quarter of 2009, first quarter of 2009, and the second quarter of 2008. Detailed information on certain properties listed in this table is provided within the text of this press release.

PARALLEL PETROLEUM CORPORATION
AVERAGE NET DAILY PRODUCTION
2Q 2009 COMPARED TO 1Q 2009 AND 2Q 2008

	2Q 2009	1Q 2009	2Q 2008	2Q 2009	2Q 2009
AREA/PROPERTY	Average BOE per day	Average BOE per day	Average BOE per day	Compared to 1Q 2009 % Change	Compared to 2Q 2008 % Change
Resource Projects
Barnett Shale (1)	1,724	1,945	2,495	(11)%	(31)%
New Mexico Wolfcamp	1,692	2,169	2,004	(22)%	(16)%
Total Resource Projects	3,416	4,114	4,499	(17)%	(24)%
Permian Basin of West Texas
Fullerton San Andres	1,421	1,426	1,442	(0)%	(1)%
Carm-Ann San Andres (2)	303	343	347	(12)%	(13)%
Harris San Andres (3)	412	448	511	(8)%	(19)%
Diamond M Shallow	104	116	45	(10)%	131%
Diamond M Canyon Reef	606	541	236	12%	157%
Other Permian Basin	220	229	210	(4)%	5%
Total Permian Basin	3,066	3,103	2,791	(1)%	10%
Onshore Gulf Coast of South Texas	262	273	426	(4)%	(38)%
GRAND TOTAL	6,744	7,490	7,716	(10)%	(13)%

(1) 2Q 2009 - 25 gross (7.82 net) wells in progress. 2Q 2009, 1Q 2009 & 4Q 2008 - 5 gross (1.76 net) producing wells shut-in due to water disposal issue.
(2) Expect implementation of waterflood to start in 4Q 2009.
(3) Water injection began in 2Q 2009.

Work-in-Progress Well Operations

As of June 30, 2009, the Company had 28 gross (9.95 net) wells in progress. Of the 28 gross wells, 8 gross (3.87 net) wells were awaiting completion and 20 gross (6.08 net) Barnett Shale wells were shut-in awaiting pipeline. Of the 8 wells that were awaiting completion, 5 gross (1.74 net) wells were in the Barnett Shale, 2 gross (1.75 net) wells were in the Wolfcamp, and 1 gross (0.38 net) well was in East Texas. The following table is a summary of work-in-progress well operations on certain of Parallel’s properties as of June 30, 2009.

PARALLEL PETROLEUM CORPORATION
WORK-IN-PROGRESS WELL OPERATIONS AS OF JUNE 30, 2009
	Number of Wells
Work-in-Progress Well Operations	Gross	Net
North Texas Barnett Shale
Awaiting completion	5	1.74
Shut-in, awaiting pipeline	20	6.08
Total Barnett Shale (1)	25	7.82
New Mexico Wolfcamp
Awaiting completion	2	1.75
East Texas
Awaiting completion	1	0.38
TOTAL	28	9.95

(1) The Barnett Shale work-in-progress does not include 35 gross (4.33 net) wells that will be included in the first project payout period ended December 31, 2009 under the farmout agreement between Parallel and Chesapeake Energy Corporation.

Operations by Area/Property

Summarized below are Parallel’s more significant current projects, including its planned operations and CAPEX budget for these projects in 2009.

Fort Worth Basin of North Texas

Barnett Shale Gas Project, Tarrant County, Texas

Leasehold acreage in Parallel’s Barnett Shale gas project consists of approximately 33,601 gross (10,337 net) acres located in and around the Trinity River flood plain, east and west of downtown Fort Worth. At present, the project controls approximately 75 multi-well pad sites. Based on current industry practices, Parallel anticipates development drilling on 40-acre spacing.

As Parallel announced on February 12, 2009, the Company entered into a farmout agreement with Chesapeake Energy Corporation related to Parallel’s approximate 35% interest in their Barnett Shale gas project. Under the farmout agreement, for all wells drilled on Parallel’s Barnett Shale leasehold from November 1, 2008 through December 31, 2016, Parallel has agreed to assign to Chesapeake 100% of Parallel’s leasehold in the Barnett Shale, subject to the terms disclosed in the February 12, 2009 press release. Parallel estimates that its Barnett Shale leasehold operated by Chesapeake and subject to the farmout agreement is approximately 25,600 gross (9,300 net) acres. Under the terms of the farmout agreement, as of June 30, 2009, approximately 35 gross (4.33 net) wells have commenced and will be included in the payout period ended December 31, 2009.

As of June 30, 2009, Parallel’s Barnett Shale gas project had 96 gross (24.14 net) producing wells. During the first and second quarters of 2009 and fourth quarter of 2008, 5 gross (1.76 net) of the 96 producing wells were shut-in because of a water disposal issue. Parallel anticipates that the 5 shut-in wells will be returned to sales during the third quarter of 2009. For the second quarter ended June 30, 2009, daily production in this project averaged approximately 63,000 gross (10,344 net) Mcf of gas per day, or 1,724 net BOEPD.

As of June 30, 2009, the Company had 25 gross (7.82 net) wells in progress in the Barnett Shale. Of the 25 gross wells, 5 gross (1.74 net) wells were awaiting completion, and 20 gross (6.08 net) wells were shut-in awaiting pipeline.

Parallel’s 2009 budget for its Barnett Shale project is approximately $10.2 million for the completion of the 31 gross (9.49 net) wells that were in progress at year-end 2008. Timing of first sales on each well is affected by delays associated with right-of-way and permitting complications.

Permian Basin of New Mexico

Wolfcamp Gas Project, Eddy and Chaves Counties, New Mexico

Parallel currently owns an interest in approximately 97,882 gross (77,501 net) acres in the Wolfcamp trend of Southeastern New Mexico, with the majority of the acreage being in the Northern and Southern Areas of the project.

As of June 30, 2009, Parallel operated 58 gross (47.5 net) producing gas wells in the New Mexico Wolfcamp gas project. In addition, the Company had ownership in another 33 gross (4.3 net) wells operated by other companies. For the second quarter ended June 30, 2009, daily production in this project averaged approximately 20,770 gross (10,150 net) Mcfe per day, or 1,692 net BOEPD.

As of June 30, 2009, the Company had 2 gross (1.75 net) wells awaiting completion in the Wolfcamp. The Company has suspended additional drilling and delayed the completion of these two wells pending significant improvement in natural gas prices.

Parallel’s 2009 New Mexico Wolfcamp budget is approximately $5.2 million for the completion of the 3 gross (1.8 net) wells that were in progress at year-end 2008, the re-frac workover of 3 gross (2.6 net) existing wells, the installation of pipelines and related infrastructure, the acquisition and maintenance of leasehold, and the processing and interpretation of 3-D seismic data.

Permian Basin of West Texas

Parallel’s Permian Basin of West Texas oil properties currently consist of four major project areas, which include the Diamond M Canyon Reef, Carm-Ann San Andres, Harris San Andres and Fullerton San Andres projects. These four projects comprise approximately 19,362 gross (17,187 net) acres, combined. Daily production from the west Texas Permian Basin oil properties averaged approximately 3,066 net BOEPD during the second quarter of 2009.

Diamond M Canyon Reef Unit & Shallow Leases, Scurry County, Texas

The Company’s 2009 budget for the Diamond M Canyon Reef and Shallow projects is approximately $7.0 million for the completion of 2 gross (1.8 net) wells that were in progress at year-end 2008, the drilling and completion of 4 gross (3.5 net) new wells, and the workover or deepening of approximately 7 gross (6.2 net) existing wells. Parallel is the operator of these properties with an average working interest of approximately 88%.

Carm-Ann San Andres Field, Andrews & Gaines Counties, Texas

The Company’s 2009 budget for the Carm-Ann San Andres project is approximately $0.9 million for lease and well equipment, telemetry, and unitization costs. The Company is currently involved in the unitization process prior to waterflood implementation. Parallel is the operator of these properties with an average working interest of approximately 77%.

Harris San Andres Field, Andrews & Gaines Counties, Texas

The Company’s 2009 budget for the Harris San Andres project is approximately $2.1 million for lease and well equipment, telemetry, unitization costs and the workover of 7 gross (6.3 net) existing wells. The newly formed Harris San Andres Unit was approved by the Texas Railroad Commission effective April 1, 2009. Phase I waterflood operations were initiated in late April with the conversion of 6 previously producing wells to injection service. The Company will monitor injection and associated offset production response over the coming months with expectations of expanding the project during 2010. Parallel is the operator of these properties with an average working interest of approximately 90%.

Fullerton San Andres Field, Andrews County, Texas

The Company’s 2009 budget for the Fullerton San Andres project is approximately $1.3 million for the drilling of 1 gross (0.4 net) new well and the workover of 5 gross (4.3 net) existing wells. Parallel owns an 85% average working interest in these properties.

Onshore Gulf Coast of South Texas

Yegua/Frio/Wilcox and Cook Mountain Gas Projects, Jackson, Wharton and Liberty Counties, Texas

Daily production from the south Texas gas properties averaged approximately 262 net BOEPD during the second quarter of 2009. The Company’s 2009 budget for the South Texas projects is approximately $0.8 million for the drilling of 2 gross (0.5 net) new wells.

Other Projects

East Texas Cotton Valley Reef Gas Project, Leon, Freestone and Anderson Counties

Parallel’s East Texas Cotton Valley Reef gas project consists of approximately 600 gross (75 net) acres. Parallel has a 4.7% working interest in this project, will be carried for its 4.7% share of the drilling and completion costs on the first six wells, and will then back-in for its full share of costs at payout on a well by well basis. As of June 30, 2009, two wells had been placed on production.

The Company also has a 25% working interest in a new prospect in the Cotton Valley Reef project area consisting of approximately 20,000 gross (3,500 net) acres. The first well in this prospect is awaiting completion.

Parallel’s 2009 budget for its East Texas gas project is approximately $0.7 million for the completion of 1 gross (0.38 net) well.

Utah/Colorado Conventional Oil & Gas and Heavy Oil Sand Projects, Uinta Basin

Parallel’s Utah/Colorado project consists of approximately 180,000 gross (175,000 net) acres. The primary objective is the Weber oil sand, with secondary objectives of conventional gas and heavy oil sands.

Approximately 20,000 gross acres of the company’s leasehold position is located on the geologic feature known as Asphalt Ridge. The Company has entered into a farmout agreement with a third party on approximately 2,600 gross acres and retained an overriding royalty interest of approximately 3%. Under the terms of the farmout, the third party must commence drilling operations to test the Tar Sand Zones on Asphalt Ridge prior to September 1, 2009 to earn the right to further develop the acreage covered by the agreement. The agreement includes a requirement of continuous development of the acreage with no more than 180 days between the cessation of operations on one well and the commencement of operations on each subsequent well. Acreage not developed under the terms of the agreement reverts in its entirety to Parallel.

Approximately 160,000 gross acres of the Company’s lease position has as a primary objective, the Weber oil sand. The Company entered into a second farmout agreement with another third party on three prospects covering approximately 3,840 gross acres. Under the terms of the farmout, the third party commenced drilling operations prior to July 1, 2009 on an expiring federal lease. On the first 1,280-acre prospect, the third party will earn an assignment of 100% of the subject leasehold with Parallel retaining a 5% back-in after payout working interest. The third party has the option to drill two additional 1,280-acre prospects with Parallel retaining a 12.5% back-in after payout on the initial wells in each prospect and a 25% working interest in the balance of the 1,280-acre prospect areas.

The Company’s 2009 budget for its Utah/Colorado project is approximately $0.1 million for the maintenance of leasehold. Parallel owns and operates 97.5% of this project.

PARALLEL PETROLEUM CORPORATION
Balance Sheets
(unaudited)
($ in thousands)

Assets
	June 30,	December 31,
	2009	2008
Current assets:
Cash and cash equivalents	$28,774	$36,303
Short-term investments	5,000	5,002

Accounts receivable:
Oil and natural gas sales	10,084	13,399
Joint interest owners and other, net of allowance for doubtful account of $50	1,596	2,805
Affiliates and joint ventures	6	12
	11,686	16,216
Other current assets	702	430
Derivatives	8,825	22,665
Total current assets	54,987	80,616

Property and equipment, at cost:
Oil and natural gas properties, full cost method (including $136,046 and $137,202 not subject to depletion)	888,676	878,722
Other	3,314	3,172
	891,990	881,894
Less accumulated depreciation, depletion and amortization	(533,171)	(490,566)
Net property and equipment	358,819	391,328

Restricted cash	82	81
Investment in pipeline venture	349	337
Other assets, net of accumulated amortization of $1,754 and $1,443	3,312	3,566
Deferred tax asset	71,336	60,567
Derivatives	8,616	14,081
	$497,501	$550,576

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable trade	$2,103	$13,522
Accrued liabilities	14,423	21,780
Accrued interest on senior notes	6,406	6,407
Asset retirement obligations	158	158
Derivative obligations	4,737	3,004
Put premium obligations	1,036	628
Deferred tax liability	1,058	6,597
Total current liabilities	29,921	52,096

Long-term liabilities:
Revolving credit facility	225,000	225,000
Senior notes (principal amount $150,000)	146,166	145,890
Asset retirement obligations	9,846	11,221
Derivative obligations	5,041	5,136
Put premium obligations	3,031	3,655
Termination obligation	385	532
Total long-term liabilities	389,469	391,434
Commitments and contingencies
Stockholders' equity:
Series A preferred stock -- par value $0.10 per share, authorized 50,000 shares	-	-
Common stock -- par value $0.01 per share, authorized 60,000,000 shares, issued and outstanding 41,597,161 for 2009 and 2008	415	415
Additional paid-in capital	201,198	200,132
Retained deficit	(123,502)	(93,501)
Total stockholders' equity	78,111	107,046
	$497,501	$550,576

PARALLEL PETROLEUM CORPORATION
Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Oil and natural gas revenues:
Oil and natural gas sales	$19,861	$56,075	$38,090	$100,016

Costs and expenses:
Lease operating expense	5,541	7,254	13,627	14,233
Production taxes	761	2,996	1,334	5,285
General and administrative	3,281	3,265	6,714	5,833
Depreciation, depletion and amortization	5,398	10,483	12,179	19,835
Impairment of oil and natural gas properties	-	-	30,426	-
Total costs and expenses	14,981	23,998	64,280	45,186
Operating income (loss)	4,880	32,077	(26,190)	54,830

Other income (expense), net:
Loss on derivatives not classified as hedges	(13,286)	(71,609)	(7,521)	(93,495)
Interest and other income	30	32	99	65
Interest expense, net of capitalized interest	(6,360)	(5,368)	(12,690)	(10,886)
Other expense	(5)	(1)	(5)	(1)
Equity in gain of pipelines and gathering system ventures	-	165	1	382
Total other income (expense), net	(19,621)	(76,781)	(20,116)	(103,935)
Loss before income taxes	(14,741)	(44,704)	(46,306)	(49,105)
Income tax benefit	5,101	15,499	16,305	17,160
Net loss	$(9,640)	$(29,205)	$(30,001)	$(31,945)

Net loss per common share:
Basic	$(0.23)	$(0.70)	$(0.72)	$(0.77)
Diluted	$(0.23)	$(0.70)	$(0.72)	$(0.77)

Weighted average common shares outstanding:
Basic	41,597	41,446	41,597	41,359
Diluted	41,597	41,446	41,597	41,359

PARALLEL PETROLEUM CORPORATION
Statements of Cash Flows
Six Months Ended June 30, 2009 and 2008
(unaudited)
($ in thousands)

	2009	2008
Cash flows from operating activities:
Net loss	$(30,001)	$(31,945)
Adjustments to reconcile net loss to net cash
(used in) provided by operating activities:
Depreciation, depletion and amortization	12,179	19,835
Gain on sale of automobiles	-	(4)
Impairment of oil and natural gas properties	30,426	-
Accretion of asset retirement obligation	425	187
Accretion of senior notes discount	276	247
Deferred income tax benefit	(16,305)	(17,160)
Loss on derivatives not classified as hedges	7,521	93,495
Amortization of deferred financing cost	312	374
Accretion of interest on put obligations	105	6
Common stock issued to directors	-	160
Restricted stock expense	45	57
Stock option expense	1,021	227
Equity in gain of pipelines and gathering system ventures	(1)	(382)
Changes in assets and liabilities:
Other assets, net	632	(854)
Restricted cash	(1)	(2)
Accounts receivable	4,530	(8,316)
Other current assets	(272)	(99)
Accounts payable and accrued liabilities	(11,380)	14,069
Net cash (used in) provided by operating activities	(488)	69,895
Cash flows from investing activities:
Additions to oil and natural gas properties	(19,301)	(123,727)
Additions to other property and equipment	(142)	(273)
Settlements on derivative instruments	10,785	(22,839)
Short-term investments	(5,000)	-
Maturity of short-term investments	5,002	-
Net investment in pipelines and gathering system ventures	(11)	(15)
Net cash used in investing activities	(8,667)	(146,854)
Cash flows from financing activities:
Borrowings from bank line of credit	-	77,000
Deferred financing cost	(690)	(270)
Proceeds from exercise of stock options	-	1,323
Settlements on derivative instruments with financing elements	2,316	-
Net cash provided by financing activities	1,626	78,053

Net (decrease) increase in cash and cash equivalents	(7,529)	1,094
Cash and cash equivalents at beginning of period	36,303	7,816
Cash and cash equivalents at end of period	$28,774	$8,910

Non-cash financing and investing activities:
Deferred purchase of derivative puts	$-	$3,325
Oil and natural gas properties asset retirement obligations	$(1,800)	$482
Additions to oil and natural gas properties accrued	$(7,400)	$1,000
Termination obligation capitalized to oil and natural gas properties	$(147)	$-
Property transfer:
Transfer to oil and natural gas properties	$-	$8,707
Transfer from equity investment	$-	$(8,707)
Other transactions:
Interest paid	$13,040	$9,901
Taxes paid	$75	$-

PARALLEL PETROLEUM CORPORATION
RECONCILIATION OF OPERATING CASH FLOW
($ in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	$2,365	$45,369	$(488)	$69,895
Adjustments:
Changes in assets and liabilities	2,677	(7,338)	6,491	(4,798)
Settlements on derivative instruments	5,454	(14,557)	13,101	(22,839)
OPERATING CASH FLOW (1)	$10,496	$23,474	$19,104	$42,258

(1) Operating cash flow represents net cash (used in) provided by operating activities adjusted for changes in assets and liabilities and settlements on derivative instruments. Operating cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Operating cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities and to service debt. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities as an indicator of cash flows, or as a measure of liquidity.

PARALLEL PETROLEUM CORPORATION
RECONCILIATION OF EBITDA
($ in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
NET LOSS	$(9,640)	$(29,205)	$(30,001)	$(31,945)
Income tax benefit	(5,101)	(15,499)	(16,305)	(17,160)
Interest expense, net of capitalized interest	6,360	5,368	12,690	10,886
Depreciation, depletion and amortization	5,398	10,483	12,179	19,835
EBITDA(1)	$(2,983)	$(28,853)	$(21,437)	$(18,384)

(1) EBITDA represents net income (loss) adjusted for income tax benefit, interest expense, and depreciation, depletion and amortization expense. EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our lenders pursuant to our bank credit agreement and is used in the financial covenants in our bank credit agreement. EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations, or cash flow provided by operating activities prepared in accordance with GAAP. EBITDA is reconciled to net cash (used in) provided by operating activities as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	$2,365	$45,369	$(488)	$69,895
Changes in assets and liabilities	2,677	(7,338)	6,491	(4,798)
Interest expense, net of capitalized interest	6,360	5,368	12,690	10,886
Equity in gain of pipelines and gathering system ventures	-	165	1	382
Impairment of oil and natural gas properties	-	-	(30,426)	-
Loss on derivatives not classified as hedges	(13,286)	(71,609)	(7,521)	(93,495)
Other non-cash items:
Gain on sale of automobiles	-	4	-	4
Accretion of asset retirement obligation	(215)	(104)	(425)	(187)
Accretion of senior notes discount	(140)	(125)	(276)	(247)
Accretion of interest on put obligations	(61)	(6)	(105)	(6)
Amortization of deferred financing cost	(163)	(215)	(312)	(374)
Common stock issued to directors	-	(160)	-	(160)
Restricted stock expense	(21)	(57)	(45)	(57)
Stock option expense	(499)	(145)	(1,021)	(227)
Sub-total other non-cash items	(1,099)	(808)	(2,184)	(1,254)
EBITDA	$(2,983)	$(28,853)	$(21,437)	$(18,384)

PARALLEL PETROLEUM CORPORATION
RECONCILIATION OF ADJUSTED EBITDA
($ in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
EBITDA	$(2,983)	$(28,853)	$(21,437)	$(18,384)
Adjustments, before tax:
Loss on derivatives not classified as hedges	13,286	71,609	7,521	93,495
Equity in gain of pipelines and gathering system ventures	-	(165)	(1)	(382)
Impairment of oil and natural gas properties	-	-	30,426	-
Other non-cash items	1,099	808	2,184	1,254
Settlements on derivative instruments	5,454	(14,557)	13,101	(22,839)
Adjusted EBITDA(1)	$16,856	$28,842	$31,794	$53,144

(1) Adjusted EBITDA excludes certain items that management believes affect the comparability of operating results.

The Company discloses this non-GAAP financial measure because:

(a) management uses it to evaluate the Company's operational trends and performance relative to other oil and natural gas producing companies; and

(b) adjusted EBITDA is more comparable to estimates provided to the Company's lenders.

PARALLEL PETROLEUM CORPORATION SELECTED OPERATING DATA
	Three Months Ended		Six Months Ended
	6/30/2009	6/30/2008	6/30/2009	6/30/2008
	(in thousands, except per unit data)		(in thousands, except per unit data)
Production Volumes:
Oil (Bbls)	248	237	500	484
Natural gas (Mcf)	2,196	2,790	4,725	5,452
BOE (1)	614	702	1,288	1,393
BOE per day	6.7	7.7	7.1	7.7
Sales Prices:
Oil (per Bbl)	$55.57	$119.42	$45.79	$106.32
Natural gas (per Mcf)	$2.78	$9.95	$3.21	$8.90
BOE price	$32.37	$79.86	$29.58	$71.80
(1) A BOE means one barrel of oil equivalent using the ratio of six Mcf of gas to one barrel of oil.

PARALLEL PETROLEUM CORPORATION DERIVATIVES INFORMATION AS OF JUNE 30, 2009 (1)
PUT OPTIONS:
			Estimated
			Fair Market
Period of Time	Barrels of Oil	Floor	Value
			($ in thousands)
Jul 1, 2009 thru Dec 31, 2009	55,200	$100.00	$1,575
Jan 1, 2010 thru Dec 31, 2010	280,100	$84.36	4,709
Jan 1, 2011 thru Dec 31, 2011	146,000	$100.00	3,869
Total Fair Market Value			$10,153
COLLARS:
				Estimated
		NYMEX Oil Prices		Fair Market
Period of Time	Barrels of Oil	Floor	Ceiling	Value
				($ in thousands)
Jul 1, 2009 thru Dec 31, 2009	386,400	$65.71	$82.93	$417
Jan 1, 2010 thru Oct 31, 2010	486,400	$63.44	$78.26	(1,503)
Jan 1, 2011 thru Dec 31, 2011	255,500	$70.00	$94.50	424
Jan 1, 2012 thru Dec 31, 2012	366,000	$70.00	$101.50	634

	MMBtu of	WAHA Gas Prices
Period of Time	Natural Gas	Floor	Ceiling
Jul 1, 2009 thru Dec 31, 2009	2,116,000	$6.30	$8.66	5,246
Jan 1, 2010 thru Dec 31, 2010	4,380,000	$4.74	$5.86	(1,302)
Total Fair Market Value				$3,916
COMMODITY SWAPS:
			Estimated
	MMBtu of	WAHA	Fair Market
Period of Time	Natural Gas	Swap Price	Value
			($ in thousands)
Jul 1, 2009 thru Sep 30, 2009	460,000	$3.91	$210
INTEREST RATE SWAPS:
		Weighted Avg	Estimated
	Notional	Fixed	Fair Market
Period of Time	Amounts	Interest Rates	Value
	($ in millions)		($ in thousands)
Jul 1, 2009 thru Dec 31, 2009	$100	4.22%	$(1,798)
Jan 1, 2010 thru Oct 31, 2010	$100	4.71%	(2,777)
Nov 1, 2010 thru Dec 31, 2010	$50	4.26%	(237)
Jan 1, 2011 thru Dec 31, 2011	$100	4.67%	(1,804)
Total Fair Market Value			$(6,616)

(1) BNP Paribas and Citibank, N.A. are the counterparties in Parallel's derivative instruments.

The Company

Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the exploitation, development, acquisition and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel is available via the internet at www.plll.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “initial daily test rates,” “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to:

  the results of exploratory drilling activity;
  the Company’s growth strategy;
  changes in oil and natural gas prices;
  operating risks;
  availability of drilling equipment;
  outstanding indebtedness;
  weaknesses in our internal controls;
  the inherent variability in early production tests;
  uncertainties inherent in estimating production rates;
  the availability and capacity of natural gas gathering and transportation facilities;
  the period of time that our oil and natural gas wells have been producing;
  changes in interest rates;
  dependence on weather conditions;
  seasonality;
  expansion and other activities of competitors;
  changes in federal or state environmental laws and the administration of such laws; and
  the general condition of the economy and its effect on the securities market.

While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

CONTACT:
Parallel Petroleum Corporation, Midland
Cindy Thomason, 432-684-3727
Manager of Investor Relations
cindyt@plll.com
http://www.plll.com